Exhibit 10.26

COST ALLOCATION AGREEMENT

This Cost Allocation Agreement (this “Agreement”), entered into on January 29, 2020, but made effective as of October 1, 2019 (the “Effective Date”), documents the mutual understanding with respect to certain joint clinical research activities that NantKwest, Inc., a Delaware corporation (“NantKwest”) and ImmunityBio, Inc., a Delaware corporation, and its subsidiaries (“IB”) intend to conduct as development partners.  In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Joint Studies.  The parties may from time to time agree to co-sponsor and conduct certain combination clinical studies (each a “Joint Study”) pursuant to clinical trial protocols wherein at least one investigational agent is a proprietary therapeutic drug candidate owned or controlled by NantKwest (each, an “NK Study Drug”) and at least one other investigational agent is a proprietary therapeutic drug candidate owned or controlled by IB (each, an “IB Study Drug”).   Each NK Study Drug and IB Study Drug may be referred to individually or collectively herein as a “Study Drug” or “Study Drugs.”

2.Work Orders.  Prior to initiating any activities for a Joint Study, the parties shall agree in writing in a separate work order (each, a “Work Order”) describing, amongst other things: (i) their respective development and management responsibilities (the “Development Activities”); (ii) the respective allocation of Joint Study costs and expenses in accordance with Section 3 below; (iii) regulatory responsibilities; and (iv) any other matters relating to the Joint Study.

3.Joint Study Costs and Payment Terms.

a.The parties agree to allocate the total costs (the “Total Cost”) associated with each Joint Study (the “Cost Allocation”) as set forth in the applicable Work Order.  Unless expressly agreed otherwise in a Work Order, the following costs shall be included when calculating the Total Cost to be allocated between the parties in connection with each Joint Study:  (i) all costs and expenses incurred by a party in connection with the Development Activities of the specific Joint Study including personnel related costs; (ii) all costs and expenses incurred by a party pursuant to third party and related party contracts relating to the Joint Study; (iii) all costs associated with regulatory matters associated with the Joint Study; and (iv) any other fees, charges and expenses incurred in connection with the Joint Study.  Any costs, expenses, and fees incurred by each party in connection with each Joint Study that make up the Total Cost shall be charged at cost, without mark-up or profit, but including reasonable allocations of employee benefits and other direct and fairly allocated indirect costs that relate to the employees or consultants providing the applicable services.

b.Notwithstanding anything else in this Agreement to the contrary, each party shall bear its own costs and expenses incurred in connection with the development, manufacturing, supply, delivery, and pre-patient administration dosing mechnanics of its respective Study Drugs and such costs shall not be included in the Total Cost.

c.NantKwest and IB will jointly develop a mutually agreeable budget for each Joint Study (the “Budget”), which Budget may be updated from time to time upon mutual consent.  Neither party may, without the prior written approval of the other party, incur any expenses in connection with a Joint Study except as expressly contemplated in the applicable Budget.  For each Joint Study, the parties will also jointly prepare a quarterly, non-binding forecast (each, a “Forecast”) in order to estimate the anticipated Joint Study expenses to be incurred in each calendar quarter.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, a variance between the actual amounts incurred and the amounts contemplated in each then-current Budget or Forecast shall neither excuse nor waive a party’s obligations with respect to the sharing of Joint Study expenses in accordance with the cost allocation set forth in the applicable Work Order.

d.Within five (5) days of the end of each calendar month, each party shall provide the other with a good faith estimate of its itemized costs (internal and external) in the previous month relating to the applicable Joint Study, and a final, itemized report of the previous month’s costs will be delivered to the other party within ten (10) days of the end of each month.  The reports will be used to calculate the amount to be reimbursed by one party to the other by taking into account the over- or under-payment of each party relative to its share based on the Cost Allocation.  When calculating the amount owed, one party may offset the amounts owed by the other party and pay the net amount to the other party.  Payments of all undisputed amounts invoiced shall be payable within thirty (30) days of invoice receipt.

4.Regulatory Responsibilities.  Each Work Order shall set forth the respective roles and responsibilities of the parties with respect to regulatory submissions and related activities for the applicable Joint Study, including without limitation the responsibility for preparing and filing the Investigational New Drug application (the “IND”) filed with the United States Food and Drug Administration (the “FDA”).  Such designated party shall be responsible for preparing, filing and maintaining all regulatory filings, including submissions and correspondence, and compliance with all requirements for the conduct of the applicable Joint Study.

a.Each party shall provide the other with a reasonable opportunity to review and comment upon all regulatory submissions no later than 15 days prior to the anticipated date of such submissions and will in good faith incorporate the comments from the other party.

b.Each party hereby grants to the other party a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference” (as defined in US FDA 21 CFR 314.3(b)), or similar “right of reference” as defined in applicable regulations in the relevant jurisdiction to its regulatory submissions, solely as necessary for the other party to prepare, submit and maintain regulatory submissions for its respective Study Drug(s).  Further, each party shall provide to the other a cross-reference letter or similar communication to the applicable regulatory authority to effectuate such “right of reference” on a need-to-know basis with respect to the confidential part of the Drug Master Files of both parties. Where a “right of reference” is not possible, the parties will promptly discuss in good faith on how to make the required documentation available for regulatory submissions of Study Drug(s). Neither Party shall have the right to access the other party’s Chemistry Manufacturing and Controls (CMC) data with respect to its Study Drug(s) without the express written consent of the other Party, except in the following circumstances: (i) to the extent required by applicable law or regulation; (ii) in the event the Parties elect to file joint regulatory submissions for one or more Joint Studies; or (iii) as expressly authorized in writing by the other Party.

5.Joint Study Contracts.  For each Joint Study, the parties will designate either NantKwest or IB as the contracting party to enter into agreements with third or related parties, including without limitation, clinical trial agreements, relating to the conduct and management of the applicable Joint Study; provided, that the contracting party may not enter into any material agreement (including without limitation any clinical trial agreement) relating to a Joint Study without the express prior written consent of the other party and, provided further, that the other party shall also obtain the express prior written consent of the contracting party prior to entering into any agreements with third or related parties in connection with a Joint Study.  Concurrently with the execution of each clinical trial agreement (CTA) relating to a Joint Study, the parties will execute a separate side letter to document their respective rights and obligations pursuant to such CTA.  Further, to the extent of any other material agreements that may be required in connection with a particular Joint Study, the non-contracting party shall have the right to review and comment on the terms of such material agreement prior to execution.

6.  Joint Decision-Making.

a.Steering Committee.  Within 30 days after the effective date of each Work Order, the parties shall establish a steering committee (the “Steering Committee”) to discuss Development Activity objectives for the applicable Joint Study and review the data and to monitor and to make certain decisions regarding such Joint Study. The Steering Committee will have reviewing, monitoring and approving responsibilities for the Joint Study and will attempt to facilitate the resolution of any disputes between the parties, as described in Section 6(c) below.  The Steering Committee will also provide a forum for sharing advice, progress and results relating to such activities.  Each party, through its representatives on the Steering Committee, will be permitted to provide advice and commentary with respect to the Joint Study.  Each party will take such advice and commentary into good faith consideration when performing its duties hereunder.  More specifically, the Steering Committee will:

i.	Review and approve the Joint Study protocol and changes thereto;

ii.	Discuss and oversee regulatory related activities to ensure regulatory compliance and timely management of responses to any regulatory authority queries during regulatory review processes;

iii.	Approve publication strategies for Study Data;

iv.

Facilitate the exchange of information in compliance with this Agreement in order to ensure that significant issues concerning adverse event information and safety issues are addressed consistently and in a timely manner; and

v.	Review and approve all Joint Study reports.

For clarity, the Steering Committee will not have any power to amend, modify or waive the terms of this Agreement or any Work Order unless agreed to by both parties in writing.

b.Membership; Meetings.  The Steering Committee will be composed of one (1) representative from each of IB and NantKwest, or such other number as the parties may agree, and will meet at least four (4) times per calendar year, or more or less often as the Steering Committee may determine.  The Steering Committee will establish a schedule of times for meetings, taking into account, among other things, the planning needs of the Development Activities and the need of the Steering Committee to consult or render decisions.  In addition, either party may schedule an additional meeting (not more than one additional meeting per calendar year) with at least 30 days’ prior written notice to the other members of the Steering Committee.  Meetings will take place in-person or by telephone or video conference as agreed to by members of the Steering Committee, except that at least one meeting per year will be in-person.  In-person meetings will take place at NantKwest’s or IB’s offices whenever possible, unless otherwise agreed by the parties.  Any member of the Steering Committee may designate a substitute to attend with prior written notice to the other Party.  A quorum of the Steering Committee will exist whenever there is present at a meeting at least one representative from each party.  Ad hoc guests may be invited to the Steering Committee meetings.  Each party may replace its Steering Committee member with other representatives, at any time, upon written notice to the other party.  Each party will bear its own costs, including travel costs, for personnel participating in the Steering Committee.

c.Decision-Making.  Decisions of the Steering Committee will be made by consensus, with each party’s representatives on the Steering Committee having collectively one vote in all decisions, unless otherwise specified in the Work Order.  If the Steering Committee is unable to reach a consensus decision on a matter that is within its decision-making authority within 15 days after it has met and attempted to reach such decision, then such matter shall be resolved pursuant to Section 13(a) of this Agreement.

7.Joint Study Data.  Each party agrees to promptly and regularly share with the other party, in such format as may be mutually agreed by the parties, all data, results, and other information generated pursuant to a Joint Study (“Study Data”).  Study Data will be provided to the other party in a mutually agreeable format.  Subject to any restrictions set forth in third party or related party contracts, the parties will jointly own the Study Data for each Joint Study and shall have equal rights of use for all lawful purposes.

8.Study Inventions.  Any idea, concept, invention or discovery, whether or not patentable relating to a Joint Study or that is first conceived or reduced to practice in connection with the conduct of a Joint Study (any of the foregoing, a “Study Invention”) as between themselves, and subject to the terms and conditions of any applicable third party or related party agreement, the parties hereby agree as follows: (a) if a Study Invention is solely an NK Platform Invention (defined below) then all rights in such Study Invention will vest in NantKwest; (b) if a Study Invention is solely an IB Platform Invention (defined below), then all rights in such Invention will vest in IB; (c) if a Study Invention is (x) both an NK Platform Invention and an IB Platform Invention or (y) neither an NK Platform Invention nor an IB Platform Invention, then the rights in such Study Invention will vest equally in both parties, and each party shall have an undivided co-equal right in such Study Invention.

“NK Platform Invention” means any Study Invention that relates to the applicable NK Study Drug or to any materials or Confidential Information of NantKwest provided hereunder, including without limitation the following: (i) improvements, modifications, derivatives, optimizations, or other compositions of matter; (ii) methods of use, discovery, processing, or manufacture; and (iii) properties or functionality of the drug discovery platform for any NK Study Drug.

“IB Platform Invention” means any Study Invention that relates to the applicable IB Study Drug or to any materials or Confidential Information of IB provided hereunder, including without limitation the following: (i) improvements, modifications, derivatives, optimizations, or other compositions of matter; (ii) methods of use, discovery, processing, or manufacture; and (iii) properties or functionality of the drug discovery platform for an IB Study Drug.

9.Altor-NK Co-Development Agreement.  Both parties agree to negotiate in good faith to amend the Exclusive Co-Development Agreement dated as of August 16, 2016 (the “Co-Development Agreement”), made by and between NantKwest and IB’s wholly-owned subsidiary Altor BioScience, LLC (“Altor”).  The amendment shall amend certain terms of the Co-Development Agreement including, but not limited to, the fact that, from and after the Effective Date, no new clinical research activities shall be designated by the parties as Projects (as such term is defined in the Co-Development Agreement), and the Parties will document the specific Projects covered by the Co-Development Agreement, if any.

10.Term and Termination.

a.Term.  Unless earlier terminated in accordance with its terms, the term of this Agreement shall continue for a period of two (2) years from the Effective Date, and may thereafter be renewed by the parties upon mutual agreement for additional successive one (1) year terms (the initial term and each renewal thereof, the “Term”).  If any Joint Study has not been completed at the end of the initial or any renewal term, as applicable, or upon termination pursuant to Section 10(b)(i) below, then this Agreement will survive expiration of the Term until the completion or earlier termination of the Work Order for any such ongoing Joint Study.  A Work Order may be terminated upon mutual agreement of both parties.

b.Termination Rights.  Either party may terminate this Agreement or any Work Order (i) upon thirty days’ written notice to the other party; or (ii) in the event of a material breach by the other party that is not cured within thirty (30) days of written notice provided by the non-breaching party.  A party may also terminate this Agreement immediately if, at any time, the other party shall (iii) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, (iv) propose a written agreement of composition or extension of its debts, (v) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (vi) propose or be a party to any dissolution or liquidation, (vii) make an assignment for the benefit of its creditors or (viii) admit in writing its inability generally to meet its obligations as they fall due in the general course.

c.In the event either party elects to terminate this Agreement or its development of any Study Drug for reasons other than safety, such party shall nevertheless continue to provide sufficient quantities of Study Drug to enable the completion of any ongoing Joint Study.

11.Confidentiality.  Each of the parties agrees that any confidential information of the other party disclosed, received, developed or discovered in the course of performance under this Agreement, (“Confidential Information”) shall be kept strictly confidential by the parties and may be used by the recipient only as necessary to perform its obligations or exercise or enforce its rights under this Agreement, except that either party may disclose such Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal process, including any tax audit or litigation. The obligations set forth in this section shall not apply to (i) information that is already in the possession of the party receiving confidential information, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party or another party; (ii) information that becomes available to the public other than as a result of a disclosure, directly or indirectly, by the party receiving Confidential Information or its Affiliates; (iii) disclosures that are required by any legal requirement including any rule or regulation of the U.S. Securities and Exchange Commission (SEC) or of a stock exchange which may require such disclosure; or (iv) information that becomes available to the Party receiving Confidential Information on a non-confidential basis from a source other than the other party; provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party.  Notwithstanding any other provisions in this Agreement to the contrary, either party may disclose this Agreement and/or the existence thereof to investors, potential investors, acquirors, or potential acquirors for the limited purpose of entering into potential transactions; provided, that such potential or actual investors or acquirors are subject to written obligations to protect Confidential Information.

12.Indemnification; Limitation of Liability.

a.Indemnification.  Each party will indemnify, defend, and hold the other party, its affiliates, and its and their respective employees, officers, directors, members, managers, and agents (any or all of the foregoing, the “Indemnitees”) harmless from and against all damages, liabilities, losses, costs, and expenses (including, without limitation attorney fees) (“Damages”) arising out of or relating to any suit, action or other legal proceeding to the extent brought as a result of the other party’s (i) breach of its representations and warranties set forth in this Agreement, (ii) bad faith, (iii) gross negligence, or (iv) willful misconduct.

b.Limitation of Liability.  EXCEPT WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS, GROSS NEGLIGENCE, WILFUL MISCONDUCT AND BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES ARISING FROM ANY CLAIM OR ACTION HEREUNDER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, REVENUE, ECONOMIC ADVANTAGE OR DATA) BASED ON CONTRACT, TORT OR OTHER LEGAL THEORY, AND WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.Miscellaneous.

a.Dispute Resolution.  In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle such disputes or differences in good faith negotiations, keeping in mind their mutual interests, in order to reach a just and equitable resolution of the dispute or difference satisfactory to both parties.  Either party may make a written request to the other by sending notice thereof for a meeting of authorized senior managerial representatives to resolve the parties’ differences.  Such meeting shall take place within thirty (30) days of receipt of such notice at a time and location acceptable to both parties.  If within sixty (60) days after a meeting of the senior representatives, the parties have not succeeded in negotiating a resolution of the dispute or difference, either party may pursue such legal and/or equitable remedies as may be available.

b.Assignment.  Neither party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other party; provided, that either party may assign all or any part of its rights to any affiliate or in connection with a merger, consolidation or sale or exclusive licensing of all or substantially all of the assets to which this Agreement relates.  Any purported assignment or transfer in violation of this section shall be null and void and of no effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

c.Rights of Affiliates.  Either party may in its sole discretion grant to one or more of its Affiliates the right to exercise the rights granted to such party, or undertake the obligations of such party, under this Agreement.  For purposes of this Agreement, “Affiliate” means any person directly or indirectly controlled by, controlling, or under common control with a party, excluding (i) NantKwest, in the case of IB, and (ii) IB, in the case of NantKwest.

d.Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

e.Equitable Remedies.  Without limiting any other rights or remedies of a party, each party acknowledges that a breach of this Agreement by the other party may cause immediate and irreparable harm to the non-breaching party, for which an award of damages may not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance, interim or conservatory relief, and any other relief that may be available from any court, and each party hereby waives any requirement for the securing or posting of any bond in connection with such relief.  Such remedies will not be deemed to be exclusive but will be in addition to all other remedies available to the parties at law or in equity.

f.Independent Contractors.  The relationship between the parties is solely that of independent contractors.  This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties.  Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

g.Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties and their permitted successors and assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any person, other than the parties and their permitted successors and assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise.

h.Entire Agreement.  This Agreement, together with all Work Orders, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any party hereto.

i.Modification; Waivers.  No modification, alteration or amendment to this Agreement shall be effective unless in writing and duly signed by authorized representatives of both parties. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.  If there is a conflict between the terms of this Agreement and the Work Order, unless specifically stated otherwise in the fully executed Work Order, the terms of this Agreement shall prevail.

j.Severability.  If any section, provision, or part of this Agreement is held to be illegal, invalid or unenforceable, such section, provision, or part shall be fully severable.  The remainder of this Agreement shall remain in full force and effect.

k.Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Cost Allocation Agreement as of the Effective Date.

NANTKWEST, INC.

By:	/s/ Steven Yang
Name:	Steven Yang
Title:	General Counsel

IMMUNITYBIO, INC.

By:	/s/ David Sachs
Name:	David Sachs
Title:	Acting CFO

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